CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors of
Pediatrix Medical Group, Inc.
Fort Lauderdale, Florida

We consent to the incorporation by reference in the registration statements of Pediatrix Medical Group, Inc. and subsidiaries on Forms S-8 (File Nos. 333-07057, 333-07061 and 333-07059) of our report dated January 26, 1998 on our audits of the consolidated financial statements and financial statement schedule of Pediatrix Medical Group, Inc. at December 31, 1997 and for each of the two years in the period ended December 31, 1997, which report is included in this Annual Report on Form 10-K.

PricewaterhouseCoopers LLP


Fort Lauderdale, Florida
March 24, 1999